Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2020 with respect to the consolidated financial statements and internal control over financial reporting of Insulet Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts

May 12, 2020